Exhibit 99.1
Filed by Benihana Inc. Pursuant to Rule 425
Under the Securities Act of 1933
and Deemed Filed Pursuant to Rule 14a-12(b)
Under the Securities Exchange Act of 1934
Subject Company: Benihana Inc.
Exchange Act File No. 0-26396

BENIHANA ANNOUNCES RESULTS OF SHAREHOLDER VOTE

In Spite of Overwhelming Support from Independent Shareholders for the Company's Reclassification Proposal, Continued Opposition from Largest Shareholder Resulted in Proposal Not Passing by a Small Margin at Special Meeting

Board Reaffirms Commitment to Reclassification Proposal; Intends to Present Proposal to Shareholders Again in Near Future

MIAMI, September 12, 2011 — Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, announced the preliminary results of today’s Special Meeting for stockholders to consider the proposal to simplify the Company’s capital structure by reclassifying each share of Class A Common Stock into one share of Common Stock. The Company said that it received the overwhelming support of stockholders voting at the meeting who were not affiliated with the Company’s largest stockholder, Benihana of Tokyo (BOT). Excluding BOT votes, Georgeson, the Company’s proxy solicitor, believes that approximately 82% of votes cast by holders of Common Stock voted in favor of the reclassification proposal. Although the majority of votes cast at the meeting were strongly in favor of the proposal, as a result of BOT’s large voting block, the Company expects that by a small margin of approximately 275,000 shares of Common Stock the proposal did not receive the required approval by a majority of the outstanding shares of Common Stock. All other classes of stock voted a majority of shares outstanding in favor of the proposal (The reclassification proposal requires the higher burden of not just a majority of shares voting, but a majority of all outstanding shares of Common Stock).

In view of the Board of Directors’ continued belief that the reclassification proposal is in the best interest of all Benihana stockholders, the Company also today stated that, if the final vote confirms that the reclassification proposal was not approved at today’s Special Meeting, it intends to present the proposal to stockholders as soon as possible. Benihana will re-file an S-4 Registration Statement to enable stockholders to vote again on the reclassification proposal. In conjunction with that vote, the Company said that it has been informed by BFC Financial Corporation that it intends to convert additional shares of its Series B Preferred Stock into Common Stock prior to the new record date to help obtain shareholder approval.

Richard C. Stockinger, Benihana Inc.’s Chairman, Chief Executive Officer, and President, commented, “We are pleased by the strong support our proposal received from independent stockholders. We believe this overwhelming endorsement demonstrates that both major institutional investors and retail shareholders understand the advantages they will derive from the reclassification. We believe the preliminary result reflected the role played by a single, large shareholder in shaping the result of the vote, as well as the potential confusion we believe some retail stockholders may have experienced as a result of that shareholder’s name being so close to the Company’s name. Therefore if the final vote confirms our preliminary results, and in light of BFC's stated intention to convert a portion of its preferred stock holdings into Common Stock and vote such shares in favor of the proposal, it is appropriate to give our stockholders another opportunity to demonstrate their support for this proposal as soon as practicable. If all shareholders who supported the proposal vote in favor again at the new upcoming special meeting, then the Company expects to prevail.”

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

In connection with the proposed resubmission of the reclassification to the Company’s stockholders, the Company will file a registration statement with the Securities and Exchange Commission.  The Company's stockholders are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information. The final proxy statement/prospectus will be mailed to the Company's stockholders.  Investors will be able to obtain a free copy of the documents filed with the SEC by the Company at the SEC's website http://www.sec.gov.  In addition, investors will be able to obtain a free copy of the relevant documents filed by the Company online at the Investor Relations section of www.benihana.com/about.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company and its directors, executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of the Company in respect of the reclassification proposal.  Information regarding the interests, if any, of such potential participants will be available in the registration statement and proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Media Contact

Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800